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[KTI INC. LOGO]                         7000 BOULEVARD EAST
                                        GUTTENBERG, NJ 07093
                                        TEL. (201) 854-7777
                                        FAX (201) 854-1771


                                        NEWS RELEASE

FOR IMMEDIATE RELEASE

                   KTI PURCHASES CNA INTEREST IN MAINE ENERGY.
                          RETIRES $6.5 MILLION IN DEBT


         GUTTENBERG, N.J. (DEC. 30, 1998) - KTI announced today that it has purchased a limited partnership interest in its Maine Energy Recovery Company subsidiary from CNA, a major insurance company.

         CNA had owned 9.6% of the limited partnership interests in Maine Energy, and had been the holder of approximately $6.5 million of a total of $12.9 million outstanding 12% subordinated debt. The limited partnership interests were purchased for $2.4 million, while the debt and accrued interest was purchased at par.
KTI now owns 83.75% of Maine Energy.

         The purchase will allow KTI to lower its interest costs by approximately 400 basis points, reduce its minority interest and increase its available cash flow. The transaction is immediately accretive to earnings.

         Martin Sergi, KTI's president, said, "This transaction further solidifies our ownership in one of the company's flagship operations, and is in line with our strategy to increase our participation in those facilities which we operate. Further, the retiring of the subordinated debt strengthens our balance sheet and increases the company's flexibility to manage its cash flow. All of this was done at an attractive rate of return to shareholders."

         Maine Energy Recovery Company is a 22 MW power plant fueled by processed municipal solid waste from communities throughout the southern part of Maine, eastern New Hampshire, and northern Massachusetts. It handles approximately 250,000 tons of solid wastes each year. The facility was the recipient of the 1996 United States EPA Environmental Leadership Award, the only facility of its type so recognized. The award was given for Maine Energy's exceptional performance in reducing emissions of criteria pollutants to well below federally mandated levels.

         KTI is an integrated solid waste management operating 51 facilities in 21 states and Canada in four operating divisions, Waste to Energy, Finished Products, Commercial Recycling and Residential Recycling.

         For further information, contact Marty Sergi of KTI at (201) 854-7777 or Frank N. Hawkins, Jr./Julie Marshall at Hawk Associates, Inc. (305) 852-2383. Copies of KTI press releases, SEC filings, current price quotes, stock charts, analysts' comments and other valuable information for investors may be found on the website http://www.hawkassociates.com.
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This release contains various forward looking statements within the meaning of
Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 which represent the company's expectations or beliefs concerning future events of the company's financial performance. These forward-looking statements are qualified by important factors that could cause actual results to differ materially from those in the forward-looking statements. Results actually achieved may differ materially from expected results included in these statements.